UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

DTE ENERGY COMPANY
(Exact Name of Registrant as Specified in Its Charter)
MICHIGAN
(State of incorporation or organization)
38-3217752
(I.R.S. Employer Identification No.)
One Energy Plaza Detroit, Michigan (Address of Principal Executive Offices of Each Registrant)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file numbers to which this form relates: 333-230656

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
6.25% Corporate Units	New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act: None.
________________________________________________________________
(Title of class)

Item 1.	Description of Registrants’ Securities to be Registered.
The class of securities to be registered hereby is 2019 Corporate Units ("Corporate Units") of DTE Energy Company, a Michigan Corporation (the "Company"), each consisting of (i) a purchase contract issued by the Company that obligates holders of such Corporate Units to purchase the Company's common stock, no par value, by no later than November 1, 2022, and (ii) initially a 1/20, or 5% undivided beneficial ownership interest in $1,000 principal amount of the Company's 2019 Series F 2.25% Remarketable Senior Notes due 2025 (the "Notes").
For a description of the Corporate Units, reference is made to (i) the Company's Prospectus Supplement dated October 29, 2019 and accompanying Prospectus dated April 1, 2019, and (ii) Registration Statement No. 333-230656 on Form S-3 filed by the Company on April 1, 2019 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

Item 2.	Exhibits.

2.1	Amended and Restated Articles of Incorporation of DTE Energy Company, dated December 13, 1995 and as amended from time to time (Exhibit 3.1 to DTE Energy’s Form 8-K dated May 6, 2010).

2.2	Amended Bylaws of DTE Energy Company, as amended through September 17, 2015 (Exhibit 3.1 to DTE Energy’s Form 8-K dated September 17, 2015).

2.3
Purchase Contract and Pledge Agreement, dated as of November 1, 2019 between the Company and The Bank of New York Mellon Trust Company, N.A., as purchase contract agent, collateral agent, custodial agent and securities intermediary (incorporated by reference to Exhibit 4.3 of Current Report on Form 8-K filed on November 1, 2019).

2.4
Amended and Restated Indenture, dated as of April 9, 2001, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Registration Statement on form S-3 (Registration No. 333-58834)).

2.5
Supplemental Indenture, dated as of November 1, 2019 creating the 2019 Series F 2.25% Remarketable Senior Notes due 2025 (incorporated by reference to Exhibit 4.3 of Current Report on Form 8-K filed on November 1, 2019).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: November 4, 2019

DTE ENERGY COMPANY (Registrant)

/s/Jeffrey A. Jewell Name: Jeffrey A. Jewell Title: Vice President, Treasurer and Chief Risk Officer